EXHIBIT 99.1

NEXSTAR MEDIA GROUP REFINANCES SENIOR SECURED TERM LOANS

AND REVOLVING CREDIT FACILITIES

Refinancing Reduces Annual Interest Expense and Extends Maturities

IRVING, TX (June 21, 2022) – Nexstar Media Group, Inc. (Nasdaq: NXST) (the “Company”) announced today that Nexstar Media Inc. (“Nexstar”), a wholly-owned subsidiary, has closed a new five-year term loan A facility in an aggregate principal amount of $2,425 million and a new five-year revolving credit facility in an aggregate principal amount of $550 million. In addition, Mission Broadcasting, Inc. (“Mission”), a variable interest entity of the Company, has closed a new five-year revolving credit facility in an aggregate principal amount of $75 million. The net proceeds of the new term loan A and revolving credit facilities were used to repay existing indebtedness and refinance and modestly upsize existing revolving credit facility commitments. The refinancing reduces the Company’s overall interest expense and extends its maturities versus the status quo.

More information can be found in the 8-K filed by the Company today.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content, including 283,000 hours of original video content each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s television assets also include NewsNation, America’s fastest-growing national news and entertainment cable network reaching 75 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit www.nexstar.tv

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni or Jennifer Neuman

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

# # #